UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

DF Growth REIT II, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11394

Delaware	83-2600369
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

750 B Street Suite 1930 San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 430-8528

Issuer’s telephone number, including area code

Class A Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the terms “we,” “us,” and “the Company” refer to DF Growth REIT II, LLC, a Delaware limited liability company,“Manager” refers to DF Manager, LLC, a Delaware limited liability company, and “Sponsor” refers to DiversyFund, Inc., a Delaware corporation.

i

Caution Regarding Forward-Looking Statements

This Annual Report and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Annual Report are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections regarding its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Annual Report and any documents incorporated by reference herein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Annual Report, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made in this Annual Report or any documents incorporated by reference herein or therein are accurate only as of the date of this Annual Report. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements for any reason after the date of this Annual Report, whether as a result of new information, future developments or otherwise, or to conform these statements to actual results or to changes in our expectations.

Given the risks and uncertainties, you should not place undue reliance on any forward-looking statements.

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Item 1. Business

Overview

The Company was formed to invest in real estate projects in the United States. The Company focuses primarily on multifamily value-add properties but may also look for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage and medical office projects.

Investments Through Other Entities

At times the Company may own real estate directly. Most of the time, however, investments are made by the Company through other entities (“Project Entities”). For example, when the Company invests in a multifamily property, the property is typically owned by a different entity, such as a limited partnership or a limited liability company and Project Entities are controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it typically retains certain control rights, meaning the Company’s consent is required for certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated August 20, 2020, which we refer to as the “LLC Agreement” or “operating agreement”. A copy of the LLC Agreement is filed as an exhibit to the Company’s Offering Statement and incorporated by reference in this Annual Report.

Management

The Company is managed by DF Manager, LLC, a Delaware limited liability company, which we refer to as “Manager”. The Manager is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate developer, which we refer to as the “Sponsor.” The Sponsor owns and operates the DiversyFund Platform at www.DiversyFund.com (the “Site”), where it seeks funding for its real estate projects and allows investors to hold interests in real estate opportunities that have been historically difficult to access for most investors. The Manager has the authority to make all decisions regarding our business, subject to the limitations in our operating agreement. The Sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf. Accordingly, the Company does not have any employees nor does it currently intend to hire any employees who will be compensated directly by us.

Investment Strategy

We acquire, asset manage, operate, selectively leverage, syndicate and opportunistically sell commercial real estate properties, debt securities and other real estate-related assets where the underlying assets primarily consist of such properties. These properties are typically existing, income-producing properties and may include properties purchased for renovation and conversion into multifamily use. We have focused on acquiring predominantly multifamily properties with significant possibilities for capital appreciation, such as those requiring development, redevelopment or repositioning; those located in markets with high population and job growth; and, to a lesser extent, those available from sellers who are distressed or who face time-sensitive deadlines.

Our value-add investment strategy entails (i) buying a project that is already stabilized and creating cash flow, (ii) implementing a capital improvement program where we renovate both the interior units and the exterior of the property over 18 to 36 months and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

The Multifamily Real Estate Market

Historically, the multifamily market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

Long-term macroeconomic effects of the COVID-19 pandemic on global supply chains, inflation, interest rates, labor shortages and wage increases continued to impact many industries including ours in 2025. Additionally, many local markets, including those in which our assets are located, have experienced elevated levels of new multifamily supply, which has outpaced near-term demand in certain submarkets. This imbalance has contributed to increased concessions, slower leasing activity, and softening rental rates as new inventory is absorbed. Concurrently, capitalization rates have expanded materially from the historically low levels observed in 2022, primarily due to higher interest rates and increased cost of capital, which has placed downward pressure on asset valuations.

Demand for older, value-add multifamily assets has also moderated, as many institutional investors have curtailed acquisition activity or remained on the sidelines in the current environment, resulting in reduced transaction volumes and wider bid-ask spreads.

Accordingly, we are closely monitoring conditions in our local markets, including trends in supply absorption, rental rates, and capital markets, as we evaluate the timing of potential asset sales. There can be no assurance that market conditions, including the pace of supply absorption or the direction and timing of changes in capitalization rates, will be favorable at the time of such sales.

The Commercial Real Estate Market

The commercial real estate market, of which multifamily real estate is one subsector, has experienced extraordinary market challenges in many locations throughout the United States, particularly in the largest cities which saw the steepest increase in demand leading up to the pandemic years. While retail, hospitality and office assets continue to experience significant vacancies and some markets have seen softening in multifamily rents due to new construction deliveries in 2025, we expect the multifamily market in many areas will remain relatively stable given the overall housing shortage.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development or renovation, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company pays close attention to ongoing market cycles in an effort to maximize returns to investors.

Competitive Landscape

The Company faces significant competition for multifamily projects from developers, investment companies, private equity funds, other REITS and private investors. While the U.S. real estate market has historically been characterized by strong demand and limited supply, market conditions have shifted in recent periods. Elevated interest rates, increased cost of capital, and record levels of new multifamily supply in certain markets have contributed to increased competition for tenants, including through concessions and pricing pressure, as well as a more competitive and, in some cases, less liquid transaction environment.

Although the broader economy demonstrated relative resilience through much of 2025, higher borrowing costs and sector-specific economic pressures affecting certain tenant populations have moderated tenant demand in certain markets. At the same time, tighter credit conditions have reduced the availability of debt financing, which has constrained transaction volumes and increased the importance of access to capital for prospective buyers.

As the Company has substantially deployed its available investment capital, its competitive position is primarily reflected in its ability to effectively operate its existing portfolio and to execute on future asset dispositions. In this regard, the Company may compete with other property owners for tenants and with a range of market participants, including institutional and private buyers, in connection with the sale of its assets. Market conditions, including elevated supply levels, higher interest rates, and reduced transaction liquidity, may adversely impact both operating performance and disposition outcomes.

Given the Company’s focus on value-add property management and operational improvements, it seeks to enhance property-level performance; however, there can be no assurance that such efforts will offset broader market conditions or result in favorable operating or disposition outcomes.

Term of the Company

The LLC Agreement provides for a five-year term with the option of up to two additional one-year extensions at the discretion of the Manager. The current term was extended for one year to December 31, 2026 by the Manager.

To wind down the Company after the term and any extensions are completed, the Manager will seek to generate liquidity for investors and realize any gains in the value of our investments by selling our properties and returning capital to investors on an orderly basis over the 12 to 24 month period that follows the end of the Company term (as it may be extended). The goal of such wind down period is to preserve capital and maximize Investors’ potential profits by waiting for local market conditions to reach favorable pricing levels. Sales will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and investors, or that we will be able to do so within the time frame we have anticipated.

SEC Investigation and Shareholder Litigation

The Company was a respondent in an administrative proceeding with the SEC. In November 2021 the SEC began an investigation of the Company and initiated a related enforcement action in February 2022. The SEC alleged that the Company had failed to comply with two technical requirements of Regulation A in its offering to investors (failure to begin the offering within two calendar days of qualification and use of an offering circular supplement instead of a post-qualification amendment to increase the maximum offering amount from $50 million to $75 million) and had included inaccurate statements about the fund on the Company’s website. None of the SEC’s complaints alleged any intentional wrongdoing or financial or accounting violations, and accurate information about the offering was available to investors at all times. The Company terminated the offering of its shares in 2022 and in its settlement agreement with the SEC dated June 9, 2023, the Company agreed to a permanent suspension of the offering. No fines or penalties were administered by the SEC. On August 9, 2023, the SEC informed the Company that it was also concluding its investigation and did not intend to recommend an enforcement action against DiversyFund, DF Growth REIT, LLC, the Company, DF Manager, Mr. Cecilio or Mr. Lewis.

In December 2022 attorneys for three shareholders in the Company brought an investor suit against the Company; DF Growth REIT, LLC, an affiliate of the Company; DiversyFund, Inc., the Sponsor; and Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc. The suit largely piggybacked on claims raised by the SEC in its inquiry of the Company. The shareholder action alleged that the named shareholders were misled and sought compensation for their losses as well as reimbursement of all attorneys’ fees, costs and interest on those fees. Attorneys also sought to have their claim certified as a class action on behalf of all investors in the Company. The Company engaged defense counsel well experienced in defending securities litigation and securities class actions in order to vigorously contest these claims, which we believe are without merit. In May 2023 the Company filed a motion to dismiss all claims and in April, the judge dismissed the investor suit, noting that (i) plaintiffs had failed to state a claim on which relief could be granted and that (ii) plaintiffs had suffered no loss since they still own their shares. Plaintiffs’ counsel filed an amended claim in May 2024 and the Company again filed a motion to dismiss all claims. A majority of the claims were dismissed by the court which again granted plaintiffs leave to file an amended complaint, and plaintiffs filed a third amended complaint in January 2025. The Company filed a motion to dismiss and in an order dated June 8, 2025, the Court granted in part and denied in part the Company’s motion to dismiss the Third Amended Complaint. The Court dismissed most claims as implausible or insufficiently supported by facts, but allowed certain claims to proceed.

On March 20, 2026, after three years of litigation, the parties entered into a stipulation of dismissal and filed a joint motion to dismiss the action with prejudice. The Court granted the motion, and the case was dismissed in its entirety, with each party bearing its own attorneys’ fees and costs. No class was certified in connection with the action.

The Sponsor has paid most of the legal costs of these proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. For more information, see “Statements Regarding Forward Looking Information” in this Annual Report. Unless otherwise indicated, the latest results discussed below are as of December 31, 2025.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with U.S. GAAP. The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the consolidated financial statements.

Sources of Operating Revenues and Cash Flows

We generate income primarily through rental operations from our rental real estate properties and from the sale of properties in which we invest.

Operating Results

The Company began operating on August 6, 2020 when it was formed and began operating its investment portfolio on December 10, 2021 when it completed its first property acquisition. For the year ended December 31, 2025 the Company had a net loss of $765,771, compared to a net loss of $1,107,804 for the year ended December 31, 2024.

Revenue and Expenses

For the years ended December 31, 2025 and December 31, 2024, we booked realized investment income of $67,357 and $0, respectively, and we incurred fund management fees of $0 and $0, respectively. General and administrative expenses, which includes auditing and professional fees, bank fees, legal fees, software and subscription costs, transfer agent fees and other expenses associated with operating our business, were $71,797 and $39,277 respectively.

Our Investments

In 2025 we sold a portion of our interest in the Durant property, which is managed by a third party sponsor. As of December 31, 2025 the Company had invested a total of $9,348,353 in equity in 5 projects, three of which are managed by our Sponsor. These invested amounts, as detailed below, do not include any unrealized gains or losses, unlike the amount reported on the balance sheet under “Real estate equity investments, net”:

Property	Date of Initial Investment	Ownership	Amount
NCP Dove (Avalon II)	December 10, 2021	31.07%	$5,051,716
Willow Ridge (Avalon I)	June 10, 2022	1.34%	$150,193
Mission Villas	March 3, 2022	16.48%	$1,842,278
Swaying Oaks	March 11, 2022	41.04%	$1,550,935
2425 Durant Ave LLC	June 16, 2022	29.26%	$753,231
Totals			$9,348,353

As of December 31, 2025, the Company had invested a total of $113,859 in debt investments in one project (NCP Dove).

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources include net proceeds from our Offering, cash flow from operations, net proceeds from asset sales, borrowings under credit facilities and other term borrowings. We were seeking to raise up to $50 million of capital in the Offering before it was suspended (see “SEC Investigation and Shareholder Litigation”). As of December 31, 2025 we had raised approximately $11.3 million in our Offering, we had deployed approximately $9.348 million in 5 equity investments and approximately $113K in one debt investment and we had approximately $3,024 in cash and cash equivalents, compared to $8,902 in cash and cash equivalents as of December 31, 2024.

As of December 31, 2025, we anticipate that cash on hand, future cash flows from operations, and proceeds from asset sales will provide sufficient liquidity to meet future funding commitments and costs of operations.

Regulation A Offering

On January 29, 2021, our Offering Circular (the “Offering Circular”), whereby we sought to raise up to $50,000,000 through the sale of Class A Investor Shares under Regulation A (the “Offering”), was “qualified” by the Securities and Exchange Commission. The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company. On January 27, 2022, the Offering was temporarily suspended and the Offering was permanently suspended on June 9, 2023. As of December. 31, 2025 we had raised approximately $11.3 million from the sale of Class A Investor Shares.

Outlook and Trend Information

We expect the coming year to be extremely challenging for the broader economy with the growing likelihood of economic conditions worsening significantly following the widespread implementation of global tariffs, interest rates that that remain elevated beyond prior lows and the increase of conflict across the globe. As a result, individuals, businesses, and investors expect a period of generally depressed asset values and dramatically increased market volatility compared to recent history.

Other Information

Recent Developments

Investments

No new real estate investments have been acquired or sold by the Company since December 31, 2025. However, in 2025, we sold a portion of our interest in the Durant property, which is managed by a third party sponsor.

Item 3. Directors and Officers

DiversyFund, Inc., which we refer to as our “Sponsor,” is the sole member and manager of DF Manager, LLC, which we refer to as our “Manager.” Pursuant to the LLC Agreement, the Manager has full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Management Agreement is filed as an exhibit to the Company’s Offering Statement and incorporated by reference in this Annual Report.

The Company does not employ any employees except through the Sponsor.

Executive Officers and Significant Employees of the Sponsor

Name	Position	Age	Term of Office	Approx. Hours Per Week
Craig Cecilio	Chief Executive Officer	52	Indefinite	10 Hours
Alan Lewis	Chief Financial Officer	49	Indefinite	10 Hours

Business Experience

Craig Cecilio serves as Chief Executive Officer of the Sponsor and has served as Chief Executive Officer and Co-Founder of the Sponsor since its inception. Mr. Cecilio has worked in the real estate industry for nearly 23 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family and commercial properties as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate investment business, Coastal California Funding Group, Inc., which underwrote, financed and developed commercial and residential properties principally in California markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business. Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of mainly real estate-backed bridge loans. In some cases, the fund was used to “pre-fund” some of the Company’s real estate projects. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets and has developed and managed over $50 million of commercial and residential property (renovations and ground-up). Mr. Cecilio has a Bachelor of Arts from the University of Colorado at Boulder.

Alan R. Lewis is the Chief Financial Officer of the Sponsor and has served as Chief Investment Officer and Co-Founder of the Sponsor since its inception. Prior to the launch of the Sponsor, he was the head of the real estate private equity division of a real estate investment and development firm based in Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multifamily projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently as Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects. Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm. His practice included IPOs, mergers and acquisitions, and commercial real estate including the acquisition and refinancing of several Fifth Avenue commercial buildings and acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has led or participated in transactions totaling over $41 billion. Mr. Lewis has a Bachelor of Arts from Brigham Young University and a Juris Doctor from Columbia Law School.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, and Mr. Cecilio and Mr. Lewis own the significant portion of and control the Sponsor.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Compensation of Executive Officers

The Company itself does not have any employees or payroll. For example, Mr. Lewis and Mr. Cecilio, who are two of the stockholders of the Sponsor, receive no salary, bonuses, or other compensation directly from the Company. Instead, all of their compensation is paid by the Sponsor from its own capital and revenue sources, including any fees paid to the Manager or Sponsor and any Promoted Interest payments.

Each of the executive officers of our Manager also serves as an executive officer of the Sponsor. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals manage our day-to-day affairs; oversee the review and selection of investment opportunities; service acquired investments; and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager or Sponsor, we do not pay any compensation directly to these individuals.

Compensation of the Manager and Sponsor

Our Manager and our Sponsor receive fees and expense reimbursements for services related to the Offering and for the investment and management of the Company’s assets. The items of compensation paid by the Company to our Manager and our Sponsor are summarized in the table below.

Fees

Type of Fee or Expense	Description and Amount
Organization & Offering Expense Reimbursement	The Company reimburses the Sponsor for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering, including:

● production of fund formation and legal and disclosure documents;

● payroll expenses and other software development costs including fees paid to vendors, contractors and consultants related to development and maintenance of a website and smart phone application used to market the Company and to operate the fintech platform for investors;

● marketing and solicitation expenses including payroll expenses and fees paid to vendors, contractors and consultants;

● legal and compliance costs including payroll expenses and fees paid to vendors, contractors and consultants;

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in organization and offering expense reimbursements to the Sponsor.

Asset Management Fee	The Sponsor may charge the Company an annual asset management fee equal to 2% of the capital raised from the sale of Class A Investor Shares. The Sponsor has waived this fee in most periods and expects to continue to waive this fee in future periods. For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in asset management fees to the Sponsor.

Acquisition Fee	The Sponsor may charge each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in acquisition fees to the Sponsor.

Property Disposition Fee	Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in disposition fees to the Sponsor.

Financing Fee	Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in financing fees to the Sponsor.

Construction Management Fee	The Sponsor may provide construction management services. If so, the Sponsor be entitled to a construction management fee equal to 7.5% of actual construction costs.

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in construction management fees to the Sponsor.

Guaranty Fee	If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor will be entitled to a guaranty fee equal to 0.5% of the loan.

For the periods ending December 31, 2025 and December 31, 2024, the Company paid $0 and $0 in guaranty fees to the Sponsor or any affiliates.

Other Fees	The Company or Project Entities may engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors. This includes a property level asset management fee up to 2% of the effective gross income (monthly rents) received from each real estate project owned by a Project Entity, of which a portion is allocated to each owner of such Project Entity.

For the periods ending December 31, 2025 and December 31, 2024, the Sponsor received a total of $107,559 and $72,611 in property level asset management fees from Project Entities.

Timing of Payments of Fees and Expense Reimbursements

The compensation and expense reimbursement paid by the Company (or, in the case of property level asset management fees, by Project Entities) to the Manager or the Sponsor during each stage of the Company’s trajectory are as follows:

Stage	Compensation to Manager	Compensation to Sponsor		Amount of Compensation to Sponsor
Organization	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	2% of total amount of capital raised

		●	Property Level Asset Management Fee	●	0-2% of effective gross income received each real estate project owned by a Project Entity

Asset Acquisition Stage	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	2% of total amount of capital raised

		●	Property Level Asset Management Fee	●	0-2% of effective gross income received each real estate project owned by a Project Entity

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

Operation Stage	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	2% of total capital raised

		●	Property Level Asset Management Fee	●	0-2% of effective gross income received each real estate project owned by a Project Entity

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

		●	Construction Management Fee	●	0-7.5% of actual construction cost

		●	Disposition Fee	●	1% of property sale price

Liquidation Stage	None	●	Disposition Fee	●	1% of property sale price

Other Compensation

The Sponsor is entitled to share in certain distributions made by the Company, which we refer to as the “Promoted Interest.” We divide distributions into two categories: distributions of ordinary operating cash flow, if any, and distributions of the net proceeds from “capital transactions”. Distributions of net proceeds from capital transactions are paid in three stages: first, after owners of the Class A Investor Shares have received a 7% cumulative, non-compounded annual return (“Preferred Return”) on their investment, the Sponsor is entitled to a catchup return (“Catchup Return”) equal to approximately 53.85% of the preferred return paid to owners of the Class A Investor Shares. Second, after owners of the Class A Investor Shares have received their Preferred Return, the Sponsor has received its Catchup Return, and owners of Class A Investor Shares have received a full return of allocated capital, the Sponsor is entitled to 35% of the remaining profits until owners of the Class A Investor Shares have received an “internal rate of return” of 12%. Third, after the holders of the Class A Investor Shares have received a 12% internal rate of return on their investment, the Sponsor is entitled to 50% of the remaining profits.

If the Manager (or other affiliates of our Sponsor) purchase Class A Investor Shares, they will be entitled to their pro rata share of the distributions paid to Investors.

Reports to Investors

The Company files this annual report which provides owners of Class A Investor Shares details of the fees paid to the Sponsor, the Manager and their affiliates.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions (but not fees) they have received from the Company over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common and Class A Investor shares as of December 31, 2025 for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Name of Beneficial Owner

Common Shares

DiversyFund, Inc.’s ownership of the Common Shares does not constitute an economic ownership interest in the Company. In contrast, the Class A Shares entitle investors to a pro rata ownership interest in the Company and its underlying real estate assets. Instead, the Common Shares entitle the Sponsor solely to a contingent profit interest, referred to as the “Promoted Interest.”

	Shares	Percent of Class
DiversyFund, Inc.* 750 B Street Suite 1930 San Diego, CA. 92101	1,000,000	100%
DF Manager, LLC 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Alan Lewis 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Craig Cecilio 750 B Street Suite 1930 San Diego, CA. 92101	0	0%

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
Unrelated Investors	1,134,678	100%

*	DiversyFund, Inc., the Sponsor, is majority owned and controlled by Mr. Lewis and Mr. Cecilio.

Item 5. Interest of Management and Others in Certain Transactions

The Company has entered into a Management Agreement with the Manager pursuant to which the Manager provides management and asset management services. Under the Management Agreement, the Company pays the Sponsor certain fees as described in “Compensation of Management.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. and therefore the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them may also invest in the Company by purchasing Class A Investor Shares, along with other Investors.

The Sponsor and Manager do not own any real estate assets, directly or indirectly, in any affiliated entity including in the Company, other REITs and various single-asset offerings. DiversyFund, Inc. functions only as the sponsor of the real estate assets owned by Company affiliates such as the REITs. The Sponsor does, however, receive a contingent profit interest through the Common Shares in exchange for its role as sponsor, which contingent profit interest is often referred to as a “carried interest” or a “promote”. The Promoted Interest is payable to the Sponsor only and not to stockholders of the Sponsor or to its founders, Mr. Cecilio or Mr. Lewis. Additionally, Mr. Cecilio and Mr. Lewis, do not own any real estate assets, directly or indirectly, in any affiliated entity including in the Company, the REITs and various single-asset offerings.

Item 7. Financial Statements

Costa Mesa, CA

Tel: 240.270.4721

Costa Mesa, CA

Tel: 240.270.4721

Independent Auditor’s Report

The Shareholders and Management

DF Growth REIT II, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of DF Growth REIT II, LLC (a Delaware limited liability company), which comprise the consolidated balance sheet as of December 31, 2025 and 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DF Growth REIT II, LLC as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of DF Growth REIT II, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events considered in the aggregate, which raises substantial doubt about DF Growth REIT II, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore it is not a guaranteed that an audit conducted in accordance with generally accepted auditing standards will always detect a material mistake when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of DF Growth REIT II, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events considered in the aggregate, which raise substantial doubt about DF Growth REIT II, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Claude Etinoff & Associates LLC

Costa Mesa, CA

March 24, 2026

DF Growth REIT II, LLC

Consolidated Balance Sheet

Year Ended December 31

	2025	2024
ASSETS
Real estate equity investments, net	$4,547,273	$5,302,621
Due from related party	105,143	117,643
Real estate debt investments	113,859	113,859
Interest receivable	32,166	-
Cash and cash equivalents	3,024	8,902

Total Assets	$4,801,465	$5,543,025
LIABILITIES & SHAREHOLDER EQUITY

LIABILITIES
Accounts payable and accrued expenses	$130,443	$106,232
Total Liabilities	$130,443	$106,232

STOCKHOLDERS AND EQUITY
Equity:

Common Shares $10.00 par value; 5,000,000 shares authorized; 1,134,678 shares issued and outstanding, net of offering costs as of December 31, 2025 and 2024	$11,346,778	$11,346,778
Accumulated Deficit	(6,675,756)	(5,909,985)

Total Stockholders’ Equity	$4,671,022	$5,436,793

Total Liabilities & Stockholders’ Equity	$4,801,465	$5,543,025

See accompanying notes to the consolidated financial statements and independent auditors’ report.

DF Growth REIT II, LLC

Consolidated Statement of Operations

For the periods from January 1 through December 31

	2025	2024
REVENUES
Rental Property Revenue	$-	$-
Other Income	67,357	-

TOTAL REVENUES	$67,357	$-

EXPENSES
Operating Expenses
General and administrative expenses	$71,797	$39,277
Fund Management	-	-

Total Operating Expenses	$71,797	$39,277
Investing Expenses
Unrealized Investment Loss	$761,331	$1,068,527

Total Investing Expenses	$761,331	$1,068,527

TOTAL EXPENSES	$833,128	$1,107,804

NET LOSS	$(765,771)	$(1,107,804)

Net loss per unit of Class A Shares	$(0.67)	$(0.98)

See accompanying notes to the consolidated financial statements and independent auditors’ report.

DF Growth REIT II, LLC.

Consolidated Statement of Members’ Equity

For the periods from January 1 through December 31, 2025 and 2024

	Common Stock			Accumulated	Total Stockholders’
	Shares		Amount	Deficit	Equity
Balance as of December 31, 2023	1,134,678	$10.00	$11,346,778	$(4,802,181)	$6,544,597
Proceeds from issuance of common stock	-		-	-	-
Distributions declared on common stock	-		-	-	-
Net loss	-		-	(1,107,804)	(1,107,804)
Balance as of December 31, 2024	$1,134,678		$11,346,778	$(5,909,985)	$5,436,793

Balance as of December 31, 2024	1,134,678	$10.00	$11,346,778	$(5,909,985)	$5,436,793
Proceeds from issuance of common stock	-		-	-	-
Distributions declared on common stock	-		-	-	-
Net gain	-		-	(765,771)	(765,771)
Balance as of December 31, 2025	$1,134,678		$11,346,778	$(6,675,756)	$4,671,022

See accompanying notes to the consolidated financial statements and independent auditors’ report.

DF Growth REIT II, LLC

Consolidated Statements of Cash Flows

For the periods from January 1 through December 31

	2025	2024
OPERATING ACTIVITIES:
Net loss	$(765,771)	$(1,107,804)
Adjustments for changes in operating activities:
Loss in fair value of equity investment	761,331	1,068,527
Changes in Assets and Liabilities
Net increase (decrease) in due to related party	12,500	-
Net (increase) decrease in interest receivable	(32,166)	-
Net increase (decrease) in accounts payable and accrued expenses	24,210	1,256
Net cash used in operating activities	104	(38,021)

INVESTING ACTIVITIES:
Investment in real estate equity investments	(5,982)	25,001
Investment in real estate debt investments	-	-
Net cash used in investing activities	(5,982)	25,001

FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of syndication costs	-	-
Decrease in Liability to Sponsor	-	-
Change in Notes and Interest Payable	-	-
Paid to investors for Dividends	-	-
Net cash provided by financing activities	-	-

Net increase in cash and cash equivalents	(5,878)	(13,020)
Cash and cash equivalents, beginning of period	8,902	21,922
Cash and cash equivalents, end of period	$3,024	$8,902

Supplemental Disclosures:

Interest: The Company did not make any payment of interest in 2025 or 2024.

Income taxes: The Company did not make any payment of income taxes in 2025 or 2024.

See accompanying notes to the consolidated financial statements and independent auditors’ report.

DF Growth REIT II, LLC

Consolidated Notes to the Financial Statements
December 31, 2025 and 2024

Note 1 – Formation and Organization

DF Growth REIT II, LLC (the “Company”) is a Delaware limited liability company formed on August 6, 2020, that builds wealth by investing in cash-flowing apartment buildings along with other multi- family properties. Our focus is on long-term capital appreciation from the renovation and repositioning of these multi-family properties. The use of the terms the “Company,” “DF Growth REIT II,” “we,” “us,” or “our” in these financial statements refer to DF Growth REIT II, LLC, unless the context indicates otherwise. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2025 and 2024.

The Company is externally managed by DF Manager, LLC, (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Pursuant to the Form 1-A filed with the SEC for our offering pursuant to Regulation A (the “Offering”) of up to $50,000,000 in class A shares, the purchase price for all shares was $10.00 per share. The Offering was qualified by the SEC on January 29, 2021 and we commenced operations on January 29, 2021. As of December 31, 2025 and 2024, we issued 1,134,678 of our class A shares for an aggregate purchase price of $11,346,778.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of DF Growth REIT II, LLC have been prepared on the accrual basis of accounting in accordance with U S generally accepted accounting principles (“US GAAP”) and accordingly reflect all significant receivables, payables, and other liabilities.

Net Earnings or Loss per Unit

Net earnings or loss per unit are computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.

Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. Below is a summary of the net loss per unit.

	2025	2024
Net loss attributable to DF Growth REIT II, LLC	$(765,771)	$(1,107,804)
Net loss per unit of Class A Shares	$(0.67)	$(0.98)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at a cost which approximates fair value. As of December 31, 2025 and 2024, we anticipate that cash on hand, future cash flows from operations, and proceeds from asset sales will provide sufficient liquidity to meet future funding commitments and costs of operations.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2025 and 2024, the Company’s investments in real estate operate in South Carolina, Texas, and California. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2025 and 2024, the Company held investments in five entities, which are evaluated under the VIE model and are not consolidated because the Company was not determined to be the primary beneficiary. These investments are carried on the equity method because the Company does not have significant influence.

As of December 31, 2025 and 2024, the Company held investments in five entities, which are evaluated under the VOE model and are not consolidated because the Company is not able to exercise substantial kick-out rights and substantive participation rights.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the year ended December 31, 2025. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2025 or 2024.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

Based on the VOE model assessment where no assets were determined to be consolidated, the Company has no revenues to report as of December 31, 2025 and December 31, 2024.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the period ended December 31, 2024, and 20223, the Company did not record reimbursements of expenses which would be reported as tenant reimbursements in the accompanying statement of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired are consistent with the techniques used in a business combination.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain whether there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to it carrying amount. If the aggregate undiscounted cash flows are less than the asset's carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset's carrying amount. The estimated fair value is determined by using a discounted cash flow model of the expected future cash flow through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition, and other factors.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of input that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Note 3 – Real Estate Investments

Equity Method Investments

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE, the equity method of accounting is used. Under the equity method, the investment is originally reported at cost and is adjusted for capital activity including subsequent subscriptions, redemptions, or distributions. As distributions are received from the underlying equity investment, the cost basis of the investment will be reduced. As distribution proceeds surpass the cost basis of the investment, we will then record realized investment gains for the associated equity investment. The following is a table detailing the current investments made under the equity method as of December 31, 2025 and December 31, 2024:

					2025
Description of Property	Date acquired **	Ownership Percentage	Contract Purchase Price	Terms of Payment	Investment Value*
NCP Dove	10-Dec-21	31.07%	$46,370,000	Cash	$2,392,803
2425 Durant Ave LLC	16-Jun-22	29.26%	5,900,000	Cash	873,733
Swaying Oaks	11-Mar-22	41.04%	7,475,000	Cash	899,266
Mission Villas	3-Mar-22	16.48%	10,250,000	Cash	341,961
Willow Ridge	10-Jun-22	1.34%	22,475,000	Cash	39,510
Totals for 2025			$92,470,000		$4,547,273

*	Investment Values include cumulative gains and losses, both realized and unrealized. Unrealized losses can be related to noncash items such as depreciation.

**	Date acquired or the date the Company first invested capital into the property when the property was earlier acquired by an affiliate

					2024
Description of Property	Date acquired **	Ownership Percentage	Contract Purchase Price	Terms of Payment	Investment Value*
NCP Dove	10-Dec-21	31.07%	$46,370,000	Cash	$2,777,545
2425 Durant Ave LLC	16-Jun-22	31.69%	5,900,000	Cash	958,713
Willow Ridge	10-Jun-22	1.26%	22,475,000	Cash	38,600
Swaying Oaks	11-Mar-22	43.08%	7,475,000	Cash	958,000
Mission Villas	3-Mar-22	18.45%	10,250,000	Cash	569,763
Totals for 2024			$92,470,000		$5,302,621

Debt Investments

The company also made debt investments of $113,859 in NCP Dove as a credit facility in 2025 and 2024. As of December 31, 2025 and 2024, our debt related investment was not considered impaired, and no impairment charges were recorded in the financial statements. We believe the fair value of the debt investments reasonably approximates the carrying value of the debt investment as of December 31, 2025 and 2024, respectively.

Note 4 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager was not reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company does not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company does not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee may not exceed 1-4% of the Company’s share of the total sale price. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no acquisition fees from the Company or Project Entities.

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) a property disposition fee equal to 1% of the total sale price of each property. Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee may not exceed 1% of the Company’s share of the total sale price. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no property disposition fees from the Company or Project Entities.

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee is in addition to any fees paid to third parties, such as mortgage brokers. Where property is owned by an entity in which there is another financial partner– a joint venture–the Sponsor may be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee may not exceed 1% of the Company’s share of the loan. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no financing fees from the Company or Project Entities.

The Sponsor may provide construction management services. If so, the Sponsor will be entitled to a construction management fee equal to 7.5% of actual construction costs. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no construction management fees from the Company or Project Entities.

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor(s) will be entitled to a guaranty fee equal to 0.5% of the loan. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no guaranty fees from the Company or Project Entities.

The Sponsor is entitled to an organization offering expense reimbursement for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering. The organization & offering expense reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no organization & offering expense reimbursements.

The Sponsor may charge the Company an annual asset management fee equal to 2% of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable. During the periods ending December 31, 2025 and December 31, 2024, the Sponsor received no asset management fees from the Company.

The Company or Project Entities may engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors. This includes a property level asset management fee up to 2% of the effective gross income (monthly rents) received from each real estate project owned by a Project Entity, of which a portion is allocated to each owner of such Project Entity.

For the periods ending December 31, 2025 and December 31, 2024, the Sponsor received an annual total of $107,559 and $72,611 respectively, from Project Entities in property level asset management fees.

Executive Officers of our Manager and Sponsor

As of the date of these financial statements, our executive officers are as follows:

Name	Position
Craig Cecilio	Chief Executive Officer
Alan Lewis	Chief Investment Officer

Craig Cecilio has served as our Chief Executive Officer of our Sponsor and Manager since its inception.

Alan Lewis has served as the Chief Investment Officer of our Sponsor and Manager since its inception.

As of December 31, 2025 and December 31, 2024, the net balance of related party receivables and payables was $117,638 in both years. These amounts consisted of the following receivables and payables below.

Related Party Receivable

The Sponsor, DiversyFund Inc., held a promotion in which new investors of DF Growth REIT II, LLC would receive a $50 share referral incentive between the period from January 1, 2022, through May 31, 2022. As of December 31, 2025 and 2024, $29,450 was incentivized to DF Growth REIT II, LLC investors which was paid by the sponsor, DiversyFund, Inc.

On June 30, 2022, investors in escrow for DF Growth REIT II, LLC elected to either have their investment dollars transferred to Value Add Growth REIT III, LLC (“REIT III”) or redeemed back to them based on their election. This activity was processed through the offering’s escrow accounts. During this time, a small collection of investors elected to redeem their shares after the transfer to REIT III occurred, creating a receivable that REIT III owes to the Company. The total of this related party is $105,143 and

$117,643 across 10 investors in 2025 and 2024, respectively.

Related Party Payable

During the period in which the Company was organized but did not have liquidity to pay startup costs, two related parties, DF Growth REIT, LLC, and the Sponsor, DiversyFund, Inc., paid an aggregate of $50,614 to Lex Nova for legal services on behalf of the Company. As of December 31, 2025 and 2024, $2,539 remained outstanding. This amount is owed back to DF Growth, REIT, LLC, and DiversyFund, Inc.

Note 5 – Economic Dependency

Under various agreements, the Company has engaged or will engage DF Manager, LLC, to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon DF Manager, LLC. In the event that these companies were unable to provide the Company with their respective services, the Company would be required to find alternative providers of these services.

Note 6 – Commitments and Contingencies

Legal Proceedings

The SEC initiated an inquiry of the Company in November 2021 and a related enforcement action in February 2022. The SEC alleged that the Company had failed to comply with two technical requirements of Regulation A in its offering to investors and had included inaccurate statements about the fund on the Company’s website. None of the SEC’s complaints alleged any intentional wrongdoing or financial or accounting violations, and accurate information about the offering was available to investors at all times. The Company terminated the offering of its shares in 2022 and in its settlement agreement with the SEC dated June 9, 2023, the Company agreed to a permanent suspension of the offering of its shares. No fines or penalties were administered by the SEC. The SEC concluded its investigation of the Company on August 9, 2023, and announced that it recommended no further actions against the Company or any of its affiliates.

In December 2022, attorneys for three investors brought an investor suit against the Company, DF Growth REIT, LLC, DiversyFund, Inc., and Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc. The suit piggybacked on the SEC’s claims, alleging that the named investors were misled by DiversyFund, and sought compensation for their losses as well as reimbursement of all attorneys’ fees, costs, and interest on those fees. Attorneys also sought to have their claim certified as a class action on behalf of all investors in the Company.

On March 20, 2026, after three years of litigation, the parties entered into a stipulation of dismissal and filed a joint motion to dismiss the action with prejudice. The Court granted the motion, and the case was dismissed in its entirety, with each party bearing its own attorneys’ fees and costs. No class was certified in connection with the action.

Restrictive Covenants and Commitments

The Company is presently in compliance with all debt covenants. This loan and security agreement also contains conditions for maintaining debt to tangible net worth in determining the compliance with the debt covenant.

Note 7 – Distributions

Investor distributions are determined by each shareholder’s investment of record each day during the distribution period as of December 31, 2025 or 2024. There were no distributions paid or reinvested in 2025 or 2024.

Note 8 – Subsequent Events

In accordance with professional accounting standards the Company has evaluated subsequent events through March 24, 2026, the date the financial statements were available to be issued, all subsequent events requiring recognition as of December 31, 2025 and 2024, have been incorporated into these financial statements herein.

Exhibits

The following Exhibits are filed as part of this Annual Report:

Exhibit 1A-2A*	Certificate of Formation
Exhibit 1A-2B*	LLC Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated August 20, 2020.
Exhibit 1A-2C*	Authorizing Resolution – The resolution adopted by the Manager creating the Class A Investor Shares.
Exhibit 1A-6A*	Investment Agreement – The agreement to be signed by each Investor to acquire a Class A Investor Shares.
Exhibit 1A-6B*	Management Agreement – The agreement captioned “Management Services Agreement” by and between the Company and the Manager dated August 20, 2020.

*	Previously filed and incorporated by reference.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 27, 2026	DF Growth REIT II, LLC

	By:	DF Manager, LLC, as Manager

	By:	DiversyFund, Inc., as Manager

	By	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Alan Lewis
Director and Chief Investment Officer of DiversyFund, Inc.
April 27, 2026

/s/ Craig Cecilio
Director and Chief Executive Officer of DiversyFund, Inc.
April 27, 2026